CODE OF ETHICS

I.     INTRODUCTION

This Code of Ethics and the provisions contained herein (this “Code”), to the extent consistent with local laws and regulations, apply to all employees (including interns and temporary employees with assignments of 90 days or more), principals, partners, officers and certain other individuals as designated by an Approving Officer (referred to herein collectively as “employees”) of Oaktree Capital Management, L.P. and its subsidiaries and affiliates, but excluding any entity (other than sub-funds and special purpose entities) in which any fund or separate account managed by Oaktree Capital Management, L.P. or its affiliates has made, directly or indirectly, an investment (including any joint ventures) (collectively, “Oaktree”). Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Code for Oaktree and all Oaktree employees and to provide to all such persons this Code and any amendments thereto.

standards of conduct

This Code is based on the principle that Oaktree employees owe a fiduciary duty to the clients of Oaktree. This duty of care, integrity, honesty and good faith for all employees is expressed in the general guiding principles detailed below. As an employee, you should conduct yourself in all circumstances in accordance with such general guiding principles.

•	You must at all times place the interest of our clients before your own interests.

•	You must pay strict attention to potential conflicts of interest, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.

•	You must adhere to the fundamental standard that Oaktree employees should not take inappropriate advantage of their positions for their personal benefit.

Critically, the effectiveness of Oaktree’s policies regarding ethics depends on your judgment and integrity rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved, alert for potential conflicts that may arise between your own interests and those of Oaktree or its clients, and aware of the purposes of the Code and the specific policies, procedures and examples provided throughout this document.

This includes being, many of which the Code is designed to mitigate.

Sometimes it may be difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, so this Code contains several guidelines for proper conduct and related examples. Some examples of activities in which you may engage that could potentially pose a conflict include:

•	Contracting on Oaktree’s behalf with a vendor of which the CEO or other senior executive is your family member.

•	Placing a trade on behalf of an Oaktree client or fund with a securities broker with whom you recently attended a high profile entertainment event.

•	Acquiring property leased by Oaktree or that an Oaktree strategy was considering for acquisition.

•	Contributing to the campaign of a political candidate for a position that oversees the selection of investment managers for a related retirement plan.

•	Serving as a trustee or on the board of a company that is a prospective client of Oaktree.

•	Frequently attending entertainment events at the invitation of service providers engaged by Oaktree.

•	Shorting a position in your personal investment account that is held long by an Oaktree client or fund.

•	Accepting outside employment that interferes with your responsibilities at Oaktree.

•	Owning an interest in a company or property with which Oaktree, its funds, accounts or a portfolio company conducts business or intends to utilize.

•	Soliciting charitable donations from service providers that your department is considering engaging.

While an activity may pose a conflict, it does not necessarily mean that you will be prohibited from engaging in the activity. The Legal and Compliance department will evaluate the potential conflict, advise on the appropriate course of action to take and implement any necessary compliance controls to prevent a violation of applicable laws, regulations, contractual obligations and/or Oaktree policies. Further, the examples provided above do not constitute an exhaustive list of potential conflicts that you may encounter since conflicts can arise in a myriad of situations. For this reason, if you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of Oaktree and those of its clients, you should consult with Oaktree’s Chief Compliance Officer or an Approving Officer immediately. Honesty at all times and in all things is an essential part of your responsibility to Oaktree. A lack of integrity with Oaktree or with its clients will not be tolerated.

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personal investment transactions policy

Please refer to Oaktree’s Personal Investment Transactions Policy document, which governs your personal investments in securities as well as those of your Related Persons, for trading policies, restrictions and disclosure requirements.

“access persons” and “related persons”

As referenced throughout this Code, “Access Persons” include all Oaktree employees, except certain persons specified by Oaktree’s Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Oaktree and (ii) do not have access to information about the day-to-day investment activities of Oaktree. Every employee should consider himself or herself an Access Person unless otherwise specifically exempted pursuant to Article VIII of this Code by Oaktree’s Chief Compliance Officer or an Approving Officer. The term “Related Person” of an Access Person for purposes of this Code includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;

•	A relative sharing the same household as the Access Person; or

•	Any other person who is significantly dependent on the Access Person for financial support.

compliance with laws and regulations

All employees are expected to be familiar and comply with the laws and regulations applicable to their day- to-day responsibilities, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions. If you have any questions with respect to any such law or regulation, you should consult with Oaktree’s Chief Compliance Officer or an Approving Officers listed on the separate “List of Approving Officers and Chief Compliance Officer”. If you become aware of any violations of this Code, you should report them, in accordance with local law requirements. See Article IX of this Code for further discussion.

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II.    POLICY STATEMENT ON AVOIDANCE OF INSIDER TRADING

general

The prohibition against insider trading in the United States stems from the general antifraud provisions of the U.S. Securities Exchange Act of 1934, as amended, and the U.S. Investment Advisers Act of 1940, as amended. The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) amended both of those acts by adding specific provisions designed to detect and deter insider trading and to impose stiffer sanctions upon violators and persons who “control” violators, such as their employers. Similar provisions apply locally in the jurisdictions where Oaktree employees perform their duties.

ITSFEA requires all registered investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of material non-public information (“MNPI”) by their employees or associated persons. ITSFEA also imposes liability upon “controlling persons” (i.e., employers and individual supervisors) if the controlling person knew of or recklessly disregarded the fact that the “controlled person” (i.e., employee or associated person) was likely to engage in the misuse of MNPI and failed to take appropriate steps to prevent it.

In addition to regulations in the U.S. covering prohibitions against insider trading, there are also regulations in other jurisdictions in which Oaktree conducts business. Oaktree employees should be familiar with such local regulations and seek information from Oaktree’s Chief Compliance Officer or an Approving Officer when any questions related to insider trading arise.

Oaktree employees occasionally come into possession of MNPI that (i) is entrusted to them by a company or by those in a confidential relationship with the company, in either case with the understanding that the information is material, not public and is to be held confidential, or (ii) has been “misappropriated” from the company or another source, or (iii) in the case of information about tender offers, the information is material, not public and is given by a person who has taken one or more steps toward commencement of such an offer. Various laws, regulations and court decisions, as well as general ethical and moral standards, impose certain duties with respect to the use of MNPI. The violation of those duties could subject Oaktree and its employees involved to serious civil and criminal penalties and the resulting damage to reputation. For the purpose of this policy statement, the reference to “company” includes partnerships, trusts or any entity which issues securities.

Moreover, within an organization or affiliated group of organizations, courts may attribute one employee’s knowledge of MNPI to any other employee or group that later trades in the affected security, even if there had been no communication of actual knowledge. Thus, by buying or selling a particular security in the normal course of business, Oaktree employees who have no actual knowledge of MNPI could inadvertently subject Oaktree to liability.

The civil and criminal liabilities for misuse of MNPI can be substantial and can end your career. These penalties apply both to trading while in possession of such information and to “tipping” others who trade. The risks in this area can be significantly reduced through the conscientious use of a combination of trading restrictions and information barriers designed to confine MNPI to a given investment group or department (so-called “Information Walls”). One purpose of this Policy Statement is to establish a workable procedure for applying these techniques in ways that offer significant protection to Oaktree and its employees, while providing flexibility to carry on investment management activities. Oaktree’s Expert Network Policy, which is incorporated by reference as if fully set out within this Code, serves a similar purpose in connection with Oaktree employees’ use of expert networks.

policy on insider trading

No Access Person or Related Person may buy or sell a security (or a related derivative) in a company, either for himself or herself or on behalf of others, while in possession of MNPI about a company, whether or not that company is owned by any funds or accounts managed by Oaktree. In addition, Access Persons may not communicate MNPI to others, with the exception of communications to Oaktree employees who have a business need to know the information (e.g., because they are working on a proposed transaction to which the information relates).

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what is material information?

Information is “material” when a reasonable investor would consider it important in deciding whether to buy, sell, hold or vote a security. Generally, this is information whose disclosure might reasonably be expected to have an impact on the price of a company’s securities. Dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments are only some examples of information that may be considered material under the circumstances. The prohibition on trading based on MNPI applies not only to the securities of the issuers to which MNPI is directly related but may also apply to other securities (for example, securities of companies in the same industry) that may reasonably be expected to be materially affected by a public disclosure of MNPI. For example, MNPI regarding Microsoft could make it improper to trade in Novell or IBM.

what is non-public information?

Information is generally considered “public” within a reasonable time after it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC (or some other governmental agency if the fact of such filing is generally disseminated), the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation.

tipping inside information

If you possess MNPI about a particular security or the market for the security, you may not disclose or tip that information to others except on a “need-to- know” basis. You must not discuss such information acquired on the job with your spouse, friends, relatives, clients, or anyone else other than other Oaktree employees.

mnpi procedures

First Steps. Before executing any trade for yourself or others, including clients of Oaktree, you must determine whether you have access to inside information. If you believe you have received oral or written MNPI, you should discuss the situation immediately with Oaktree’s Chief Compliance Officer or an Approving Officer. You should not discuss the information with anyone else within or outside of Oaktree. Oaktree’s Chief Compliance Officer or an Approving Officer will, with the assistance of counsel as required, determine whether the information is of a nature requiring restrictions on use and dissemination.

Handling of MNPI. If a Legal Department Officer determines that there is a substantial likelihood that an Oaktree investment group or Oaktree Personnel has received or may receive MNPI regarding an issuer of publicly traded securities, Oaktree may conclude to either: (i) place the issuer on a firm- wide restricted securities list, which would bar any purchases or sales of the issuer’s securities by any Oaktree investment group or employee (or Related Person), or (ii) in limited and selective cases, elect to maintain an information wall with regard to the issuer, which would (a) place the issuer on a “Watch List” for monitoring of trading activity, (b) bar any purchases or sales of the issuer’s securities by any Oaktree investment group or employee (including any Related Person of such employee) that receives the information, but allowing other investment groups not in possession of the information to trade in the issuer’s securities, and (c) bar the dissemination of the information beyond certain identified persons responsible for managing the proposed investment in the issuer and impose appropriate safeguards against such dissemination. Where an employee who does not readily fit within an investment group receives such information, Oaktree’s Chief Compliance Officer or an Approving Officer (subject to an analysis of the specific facts) will decide upon the appropriate restriction.

Communications Across Information Walls. If MNPI is communicated to another investment group or employee (inadvertently or otherwise) in violation of an Information Wall, the Information Wall procedures will apply to such other investment group or employee in the same manner as they are applied to the department that originally received the information.

Lifting Restrictions. Once MNPI becomes public, or is judged to be no longer material, Oaktree’s Chief Compliance Officer or an Approving Officer may lift the trading and information restrictions.

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III.   ANTI-CORRUPTION POLICY STATEMENT

general

The purpose of the Oaktree Anti-Corruption Policy is to ensure compliance with all applicable anti-bribery laws and to prevent Oaktree employees from offering, promising, paying or providing, or authorizing the promising, paying or providing of any amount of money or anything of value to a Public Official or Private Sector Counterparty Representative (each, as defined below) for the purpose of improperly obtaining, directing or retaining business or securing an improper advantage for Oaktree.

The Oaktree Anti-Corruption Policy is applicable to all Oaktree employees, regardless of their country of citizenship or residency. Although the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act 2010 (“Bribery Act”) are the principal anti- bribery statutes applicable to Oaktree and its employees worldwide, Oaktree and its employees are also subject to the applicable anti-bribery laws of all jurisdictions in which they do business and any jurisdictions involved in Oaktree’s cross-border transactions. Oaktree employees who are not U.S. or U.K. citizens or residents may also be subject to anti- bribery laws of their countries of citizenship or residency, as applicable.

Prior to transacting business (including merger and acquisition transactions and the retention of certain third parties) outside the U.S. or U.K., you should consult with Oaktree’s Chief Compliance Officer or an Approving Officer or local counsel to obtain the applicable policies, requirements and procedures pertinent to complying with the applicable anti- bribery laws of such jurisdictions.

anti-corruption policy

Oaktree’s policy is to prohibit Oaktree employees from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through Third Parties) of any amount of money or anything of value to any Public Official, including a person actually known to be an immediate family member of a Public Official and a former Public Official, in order to improperly influence or reward any official action or decision by such person for Oaktree’s benefit. Neither funds from Oaktree nor funds from any other source may be used to make any such payment or gift on behalf of or for Oaktree’s benefit.

Additionally, Oaktree’s policy provides that Oaktree employees are prohibited from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through Third Parties) of any amount of money or anything of value to a Private Sector Counterparty Representative in order to induce or reward that person’s improper performance of their functions or activity.

Oaktree’s policy is to comply with the anti-bribery provisions of the FCPA, the Bribery Act, and all other applicable anti-corruption laws. Oaktree has adopted policies and procedures in Section 20 of the Oaktree Compliance Manual (the “Oaktree Anti- Corruption Policy”) to assure compliance with all applicable anti-bribery laws. Failing to abide by the Oaktree Anti-Corruption Policy can result in serious financial and criminal penalties for Oaktree and Oaktree employees. In addition, violation of the Oaktree Anti-Corruption Policy may subject the involved Oaktree employees to disciplinary action as set forth in this Code and Oaktree’s Compliance Manual. It is therefore imperative that all Oaktree employees comply with the Oaktree Anti-Corruption Policy and consult with Oaktree’s Chief Compliance Officer or an Approving Officer if there is any doubt about whether an activity is permitted. If any Oaktree employee knows or learns of a violation of the applicable anti-bribery laws or of the Oaktree Anti-Corruption Policy, he or she must promptly report the facts to Oaktree’s Chief Compliance Officer or an Approving Officer.

who is a public official?

For purposes of the Oaktree Anti-Corruption Policy, “Public Official” includes a “Foreign Official” under the FCPA and a “Foreign Public Official” under the Bribery Act. U.S. government officials are Public Officials.

The definition of “Public Official” includes any person who is employed full- or part-time by a government, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions. This would include, for example, employees of sovereign wealth funds, government sponsored pension plans (i.e. pension plans for the benefit of government employees), and government sponsored university endowments.

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For FCPA purposes only, “Public Official,” also includes political party officials and candidates for political office. For example, a campaign contribution is the equivalent of a payment to a Public Official under the FCPA. In certain cases, providing a payment or thing of value to a person actually known to be an immediate family member of a Public Official or a charity associated with a Public Official may be the equivalent of providing a thing of value to the Public Official directly.

Under the FCPA, the employees of public international organizations, such as the African and Asian Development Banks, the European Union, the International Monetary Fund, the United Nations and the Organization of American States, are considered Public Officials.

who is a third party?

A “Third Party” is defined as any consultant, investor, joint venture partner, local partner, broker, agent or other third party retained or to be retained by Oaktree for purposes of dealing with a Public Official or a Private Sector Counterparty Representative on behalf of Oaktree or where the contemplated services are likely to involve business-related interactions with a Public Official or Private Sector Counterparty Representative on behalf of Oaktree.

who is a private sector counterparty representative?

A Private Sector Counterparty Representative is an owner, employee or representative of a private entity, such as a partnership or corporation, with which Oaktree is conducting or seeking to conduct business.

pre-approval, reporting, due diligence and contractual requirements

The Oaktree Anti-Corruption Policy provides specific policies and procedures to implement the following safeguards to assure compliance with the applicable anti-bribery laws, unless otherwise authorized by Oaktree’s Chief Compliance Officer or an Approving Officer:

Pre-Approval of Certain Expenses, Donations and Contributions. You must obtain pre-approval for the following types of expenses, donations and contributions:

•	Gifts, meals, entertainment, travel or lodging provided to a Public Official or a person actually known to be an immediate family member or guest of a Public Official (collectively, a “Public Official”);

•	charitable donations made on behalf of Oaktree or an Oaktree-managed fund and/or at the request of a Private Sector Counterparty Representative;

•	charitable donations made in an individual capacity or on behalf of Oaktree or an Oaktree- managed fund and involving a Public Official; and

•	political contributions made in an individual capacity or on behalf of Oaktree to a Public Official.

Pre-approval requests to provide the following items to Public Officials should be submitted via My Compliance Center using the Request for Prior Approval of Gifts, Meals, Entertainment, Travel, and Lodging for Public Officials form:

•	gifts, meals and entertainment;

•	travel and lodging (these must be accompanied by a general itinerary); and

•	charitable donations made in an individual capacity or on behalf of Oaktree.

Pre-approval requests to make a charitable donation on behalf of Oaktree or an Oaktree-managed fund and/or at the request of a Private Sector Counterparty Representative should be initiated by contacting your Department Head and the Compliance department.

Pre-approval requests to engage in political activity should be submitted via My Compliance Center using the Request for Prior Approval of Political Activity form.

Reporting Obligations. You must report, on a quarterly basis, all payments for travel, lodging, gifts, meals and entertainment provided to a Public Official, regardless of amount. Reporting must be made on the Quarterly Report of Gifts, Meals, Entertainment, Travel and Lodging for Public Officials via My Compliance Center.

Requirements for Interaction with Private Sector Counterparty Representatives. Oaktree personnel should be sensitive to anti-corruption issues any time a high-risk activity involves, directly or indirectly, a Private Sector Counterparty Representative. Issues may arise in connection with the offering of investment opportunities to a Private Sector Counterparty or a person related to a Private Sector Counterparty Representative. In addition, travel, lodging, meals, and entertainment of Private Sector Counterparty Representatives conducted as routine business should be undertaken in accordance with anti-corruption laws and are subject to post- monitoring review by the Chief Compliance Officer or his designee(s).

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Requirements for Retention of Certain Third Parties. Payments by Oaktree to Third Parties raise special concerns under the FCPA and Bribery Act. Because of the risk that a Third Party may seek to secure business for Oaktree or its controlled Portfolio Companies through violations of the FCPA or Bribery Act and that Oaktree or such controlled Portfolio Companies may be subject to liability under the FCPA or Bribery Act as a result, any agreement with a Third Party that is engaged to do business with Oaktree is subject to specific due diligence and contractual requirements to assure compliance with the Oaktree Anti-Corruption Policy.

Requirements for Merger and Acquisitions and Equity Investment Transactions. Merger and acquisition transactions and equity investments by Oaktree shall be subject to specific due diligence and contractual requirements to assure compliance with the FCPA and Bribery Act and insulate Oaktree from liability for existing or potential FCPA and Bribery Act violations by the target company. The foregoing requirements shall not apply to non-equity investments or investments in publicly traded securities purchased in the public market and derivative trades.

Requirements in Connection with Portfolio Companies. All Oaktree controlled portfolio companies shall adopt, implement, periodically review and enforce appropriate policies and procedures to assure compliance with the applicable anti-bribery laws. For portfolio companies in which Oaktree has a minority, non-controlling interest and an Oaktree employee serves on the board of directors or its equivalent, the Oaktree employee should (i) be mindful of anti-corruption issues and (ii) propose to the portfolio company that it adopt an anti-corruption policy if such portfolio company does not have an acceptable policy already in place.

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IV. GIFTS, MEALS, ENTERTAINMENT, AND POLITICAL ACTIVITY

GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING

No employee may accept a gift, or allow him or herself to be entertained in a manner, that might reasonably be expected to improperly influence his or her behavior or judgment or interfere with his or her responsibilities to Oaktree and its clients. Employees should be mindful of this policy when hosting clients or individuals from other Oaktree business partners. While gifts, meals and entertainment are not prohibited altogether, each employee must exercise good judgment to assure that no gift, meal or entertainment that is considered lavish and excessive in value or frequency is accepted or given. Any gift, meal and entertainment received or given should be reasonable in value and customary under the circumstances. In applying the foregoing standards, you should be conservative in your judgments and decline any gift, meal or entertainment that might reasonably be deemed lavish, excessive or otherwise inappropriate.

Employees may not solicit gifts, favors, special accommodations, or other valuable items from anyone doing business or seeking to do business with Oaktree or an affiliate. In addition, no employee may accept or participate in any arrangement leading to an inappropriate gift to himself or herself, Related Persons, or any business entity in which any of them has a substantial interest. When in doubt about whether an offer of a gift, meal or entertainment is proper, you should decline the offer and promptly report the incident to Oaktree’s Chief Compliance Officer or an Approving Officer.

In addition to the general policy guidelines described above, see below for specific limitations and guidelines on accepting and providing such items.

Gifts, Meals, Entertainment, Travel and Lodging Received by Employees

Gifts

The term “gift” includes, but is not limited to, cash, trips, food or beverages, substantial favors, discounted credit terms, event tickets (e.g., tickets to sporting or entertainment events), free or special discounts on goods or services, loans of goods or money, or anything else of value. Gifts to an employee’s Related Persons are included in this policy.

For the avoidance of doubt, you should understand that if you are given tickets to an event to do with as you please, you will be deemed to have received a “gift” in the amount of the fair market value of the tickets. In contrast, if you attend an event with a host or a designated representative of the host, you are deemed to have been entertained and not to have received a “gift.”

You are generally permitted to accept unsolicited gifts, except for gifts of cash (including gift cards and gift certificates) and securities, from current and prospective clients, providers of goods or services or others with whom Oaktree has dealings (“Outside Parties”) except that the total aggregate value of gifts received from a particular Outside Party may not exceed $250, or the local market equivalent, in a single calendar year. This means that if a single gift received is of a value greater than $250 (or local market equivalent) or if multiple gifts have been received during the course of a calendar year from a single Outside Party and the last gift received would cause the total aggregate value to exceed $250 (or local market equivalent), you must notify the Chief Compliance Officer or Approving Officer. One of the following actions will generally be required:

•	Return the gift;
•	Keep the gift and write a check to charity for the difference between the fair market value of the gift and $250 (or local market equivalent); or
•	Donate the gift to charity or to an Oaktree employee raffle.

Investment Professionals should be mindful of gifts, favors or anything of value received from brokers and refrain from accepting anything that would result in the appearance of, or constitute, a quid pro quo arrangement (e.g., directing trades to a broker in exchange for deal referrals). In the event that you do receive a gift or anything of value that raises a concern, immediately notify the Chief Compliance Officer or an Approving Officer.

Meals and Entertainment

You are generally permitted to accept unsolicited invitations to entertainment events (e.g., participatory/spectator sporting events, theatrical productions, host parties/celebrations) and business meals from Outside Parties, subject to the following guidelines:

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•	The value of any single business meal should generally not exceed $250 (or local market equivalent) per person.

•	The value of a single entertainment event should generally not exceed $1,000 (or local market equivalent) per person. In the event that you anticipate the value of a single entertainment event may exceed $1,000 per person, you must obtain approval to attend the event from the Chief Compliance Officer or an Approving Officer.

•	Your Related Person’s attendance at an entertainment event hosted by an Outside Party is considered a gift and should not exceed $250 from a particular Outside Party per year. In the event that you anticipate the value of the entertainment event may exceed $250, as it relates to costs associated with your Related Person, you must notify the Chief Compliance Officer or an Approving Officer. For more information, refer to the previous Gifts section.

•	Traders, including Portfolio Managers that also trade securities, must obtain approval from the Chief Compliance Officer or an Approving Officer prior to attending any entertainment event, regardless of value, that is hosted by current or potential counterparties (i.e., traditional securities brokers). Note that Portfolio Managers that do not trade securities and investment analysts are not subject to this requirement.

HIGH PROFILE ENTERTAINMENT EVENTS

Due to the increased potential for conflicts of interest and regulatory scrutiny, employee participation in high profile events offered by Outside Parties is subject to additional disclosure and approval requirements. A high profile event is one that attracts broad public interest and extensive media attention and publicity. Admission tickets to such events may be more difficult to obtain or sold at a premium to their face value. Examples of high profile events include the World Cup, the Olympics, the World Music Awards,the Cannes Film Festival, the NBA finals and semifinals and the Super Bowl; a more comprehensive list may be found in the document “High Profile Entertainment Events” on Oaktree Central. If you are ever in doubt as to whether a proposed entertainment event constitutes a high profile event for purposes of the Code, you must consult with the Chief Compliance Officer or an Approving Officer prior to participation in the event. Employees are prohibited from accepting gifts of admission tickets to high profile entertainment events where the Outside Party will not be attending or hosting you at the event.

To participate in a high profile entertainment event hosted by an Outside Party:

•	You must obtain prior approval from your Supervisor and the Chief Compliance Officer or an Approving Officer. With your pre-approval request, you must provide to Compliance documentation from the host indicating the actual cost of admission or attendance for you (and your Related Persons, if applicable) for the event, as well as an invoice addressed to Oaktree for any costs of admission/attendance for you in excess of $1,000 (or local market equivalent) and for your Related Person (if applicable) in excess of $250 (or local market equivalent). Pre-approval requests without such information will be denied.

•	If attendance is approved, you will be responsible for any costs in excess of $1,000 (or local market equivalent) related to your attendance, and any amount above $250 (or local market equivalent) associated with your Related Person’s attendance.

In evaluating a high profile entertainment event request, the Chief Compliance Officer or Approving Officer will also consider the frequency and monetary value of your attendance at previous entertainment events hosted by the same Outside Party.

TRAVEL AND LODGING

In general, expenses for lodging and travel of Oaktree personnel, such as those incurred in connection with conferences, should be borne by Oaktree and not an Outside Party. To accept an Outside Party’s offer to pay for lodging and travel expenses associated with a conference or other event, you need to obtain prior approval from the Chief Compliance Officer or an Approving Officer. Generally, approval will be granted where the conference/event is attended by a large number of participants and lodging is paid for all participants by the hosting Outside Party or the employee is a speaker at a conference/event hosted by the Outside Party, and the Outside Party’s offer to pay for the travel and lodging expenses is reasonable in relation to the speaking engagement.

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OAKTREE PORTFOLIO COMPANY GIFTS AND ENTERTAINMENT

In connection with the receipt of gifts and entertainment from Oaktree portfolio companies, Oaktree recognizes the value of permitting investment teams to sample and familiarize themselves with the services offered and items produced and/or sold by associated portfolio companies. As such, while Oaktree employees are prohibited from soliciting gifts, entertainment and anything else of value from representatives of Oaktree portfolio companies, unsolicited gifts and entertainment may be accepted (excluding a gift of cash or securities, which is never permissible), subject to the following requirements and restrictions:

•	The acceptance of gifts and entertainment must not be detrimental to the portfolio company’s business.

•	In order to receive a gift or entertainment from a portfolio company, the Oaktree employee should typically have a direct and ongoing association with the portfolio company or a representative of the portfolio company.

•	Items produced and gifted by portfolio companies to Oaktree employees who are part of the investment team having direct contact with the portfolio company to sample are not subject to the $250 limit, or local market equivalent, that applies to gifts received from other outside parties. However, any items produced and gifted by portfolio companies to Related Persons are subject to the $250 limit, or local market equivalent.

•	Entertainment events sponsored or offered by the portfolio company that you attend may not exceed $1,000 per year (or local market equivalent). This limitation is per employee, including costs associated with attendance by Related Persons, from a single portfolio company. Entertainment events exceeding $1,000 (or local market equivalent) per year require pre-approval.

•	You must report, via My Compliance Center, all entertainment events that you attend at the expense of an Oaktree portfolio company as well as any gifts that you receive, other than those of nominal value.

Travel and entertainment that you receive in your capacity as a board member of an Oaktree portfolio company and in connection with your attendance at Board meetings are not subject to the above- referenced restrictions and reporting requirements.

OAKTREE PORTFOLIO COMPANY DISCOUNTS

Oaktree employees are permitted to accept standard discounts offered by portfolio companies, for the benefit of the employee and/or the employee’s Related Persons only, subject to the permission of the Portfolio Manager of the relevant investment strategy. Available discounts must be applied consistently to all employees or specified groups at the same amount/level and unique or special discounts for a particular employee and their Related Persons, including discounts greater than the standard discounts, are prohibited. Portfolio Managers may, at their discretion, determine which group of Oaktree employees may participate in the discounts and may elect to limit the recipients to only those employees on the investment deal team for that portfolio company or to only those employees within their specific investment strategy. In determining whether such discounts may be offered, the Portfolio Manager may consider the terms and implications of the discount, including whether the offering of such discounts may detrimentally impact the portfolio company’s business due to factors such as the frequency or time period that the discount is offered. For example, the availability of a discounted hotel rate may be limited to non-peak travel periods so that the hotel’s revenues are not adversely impacted by discounts offered to Oaktree employees.

In certain instances, Portfolio Managers (or their designees) will be required to maintain a log of the Oaktree employees that have received authorization to use discounts offered by portfolio companies, (e.g., use of hotel discounts) to prevent an excessive number of uses at a particular time or by any one Oaktree employee. The Portfolio Manager and the Compliance department will determine which portfolio company discounts require that each usage instance be individually approved and logged. Any questions on such usage should be directed to the Compliance department.

Gifts, Meals, Entertainment, Travel and Lodging Given by Employees

It is acceptable for you to give gifts or favors of nominal value to clients or individuals with other Oaktree business partners to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment. You are prohibited from providing or offering to provide cash gifts, including gift certificates and gift cards, or gifts of securities to clients, prospective clients or individuals with other Oaktree business partners. Providing meals and entertainment that are reasonable and appropriate to such individuals is acceptable. Be aware, however, that many organizations, including government entities and agencies, have their own rules prohibiting or limiting the type and amount of gifts, meals and entertainment that their employees can receive. Oaktree employees are required to adhere to any such restrictions. In addition, you should be sensitive to ERISA rules governing current and prospective corporate pension plan clients and the receipt of gifts and entertainment by employees of such clients. If you are ever in doubt about the applicability of gift and entertainment restrictions to your dealings with a particular client or business associate, please consult with an Approving Officer.

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As a general matter, you should not provide any gift, entertainment, meal, travel or lodging to any Public Official. The term “Public Official” covers any person who is employed full- or part-time by a government entity or agency, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions. This would include for example employees of sovereign wealth funds, government sponsored pension plans (i.e. pension plans for the benefit of government employees), and government sponsored university endowments. In addition, it includes political party officials and candidates for political office.

Providing any gift, meal, entertainment, travel or lodging to a Public Official must be pre-approved by the Chief Compliance Officer or an Approving Officer. Employees must submit a request via My Compliance Center using the Request for Prior Approval of Gifts, Meals, Entertainment, Travel and Lodging for Public Officials form. You should also refer to Article III “Anti-Corruption Policy Statement” above for a discussion of related Oaktree policies and procedures.

Reporting of Gifts, Meals, Entertainment, Travel and Lodging

All employees are required to report, on a quarterly basis, the receipt of all gifts, excluding those of nominal value (e.g., items such as pens, notepads and cups with company logos), and their attendance at any entertainment event or conference (other than normal and customary business meals) given or sponsored by anyone with whom Oaktree does business. Reporting of such items must be conducted via My Compliance Center.

Any gifts, meals, entertainment, travel and lodging provided by an employee to a Public Official must also be reported on a quarterly basis through the completion of the Quarterly Report of Gifts, Meals, Entertainment, Travel and Lodging for Public Officials via My Compliance Center.

POLITICAL ACTIVITY

It is Oaktree’s policy to comply fully with campaign finance and other “pay-to-play” laws. Various jurisdictions and government agencies have enacted pay-to-play laws, which are intended to limit investment advisers and their employees from making contributions to, or soliciting contributions for, a government official who can influence the governmental entity’s selection of investment advisers. These pay-to-play-laws may prohibit the investment adviser from receiving compensation from a government entity after the investment adviser or certain of its employees engage in political activity. Some of these restrictions are triggered by political contributions made as long as five years prior to the award of an investment management mandate. In addition, some public pension plans have more restrictive rules regarding political activity. Because Oaktree maintains and seeks to develop relationships with these types of entities, failure to comply with the laws could result in a loss of client investment management mandates and/or possible sanctions and penalties.

Employees are not permitted to engage in Political Activity for the purpose of obtaining new business or retaining existing business, including in connection with potential or existing investors or transactions, subject to local law requirements.

In order to ensure compliance with applicable pay-to- play laws, all employees, Related Persons of such employees (refer to Article I for the definition of a “Related Person”) and any Oaktree entity must obtain pre-approval from the Chief Compliance Officer or an Approving Officer for the following activities (collectively, “Political Activity”):

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1.	Campaign contributions (e.g. direct monetary donations, indirect monetary donations such as campaign paraphernalia purchases)

2.	Political campaign-related solicitation activity

3.	Participation as a committee or board member of a politically active non-profit organization (e.g., a 501(c)(4) entity), political action committee (a “PAC”), or any other political committee or organization. Such activity would also constitute an outside business activity, subject to the pre-approval requirements provided in Article V of this Code.

4.	Monetary or in-kind benefits, to, or for the benefit of, among others, any government official, candidate running for office, political party, or legislative leadership, politically active non-profit organizations, ballot measure committees or PACs.

Note: Pre-approval is not required for campaign volunteering, so long as the activity does not include soliciting or coordinating campaign contributions. Therefore, administrative work for a campaign that does not involve the solicitation or coordination of campaign contributions would not require pre-approval.

To obtain pre-approval of proposed Political Activity, you must complete and submit a Request for Prior Approval of Political Activity via My Compliance Center.

All employees are also required to report Political Activity on a quarterly basis and as may be requested from time to time. Quarterly disclosure of such items should be made on the Quarterly Report of Political Activity via My Compliance Center. You should also refer to Article III “Anti-Corruption Policy Statement” above for a discussion of related Oaktree policies and procedures.

Each employee is responsible for monitoring his or her Political Activity (in consultation with the Compliance department) to be certain that it complies with their jurisdictional rules limiting individual contributions.

OTHER CODES OF ETHICS

You should be aware that sometimes a client imposes more stringent codes of ethics than those set forth above. If you are subject to a client’s code of ethics, you should notify Oaktree’s Chief Compliance Officer or an Approving Officer and you should abide by it.

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V. OUTSIDE ACTIVITIES

OUTSIDE EMPLOYMENT

Each Oaktree employee is expected to devote his or her full time and ability to Oaktree’s interests during regular working hours and such additional time as may be properly required. Oaktree discourages employees from holding outside employment, including consulting. If you are considering taking outside employment or starting a business, you must obtain pre-approval from your Department Head and Oaktree’s Chief Compliance Officer or an Approving Officer. Employees should submit a Request for Outside Business Activity form via My Compliance Center, and the request will be routed to the appropriate parties for review and approval. The request must include the name of the business, nature of the business, type of work to be performed, and hours that the employee will devote to such business.

An employee may not engage in outside employment and/or business ownership that: (a) interferes, competes, or conflicts with Oaktree’s interests; (b) encroaches on normal working time or otherwise impairs performance; (c) implies sponsorship or support of an outside organization by Oaktree; or (d) reflects directly or indirectly adversely on Oaktree. This policy also prohibits outside employment in the securities brokerage industry. Employees must abstain from negotiating, approving or voting on any transaction between Oaktree and any outside organization with which they are affiliated, whether as a representative of Oaktree or the outside organization, except in the ordinary course of their providing services for Oaktree and on a fully disclosed basis.

If you have an approved second job, you are not eligible to receive compensation during an absence from work which is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn and you may be subject to discipline, including dismissal.

SERVICE AS DIRECTOR OR OFFICER

Each employee is required to (a) notify the employee’s Department Head or the relevant portfolio manager to serve as a director or officer, or in a similar capacity of a portfolio company of funds and accounts managed by Oaktree and (b) obtain approval from the employee’s Department Head and Oaktree’s Chief Compliance Officer or an Approving Officer to serve as a director or officer, or in similar capacity in all other circumstances. For all outside director and officer positions, except in the situations described below, employees must submit a Director and Officer Positions disclosure form via My Compliance Center, which will route the form to the appropriate parties (e.g., Department Head, portfolio managers) for any necessary approvals and/or notification.

Upon notification of the appropriate parties and/or receipt of approval to serve in an outside director or officer position, procedures may be implemented to safeguard against potential conflicts of interest, such as placing securities of the company on a restricted list. You may be required to relinquish your position if it is concluded that it is in the interest of Oaktree or its clients. See also, Article IV, “Political Activity”, which discusses requirements to obtain pre-approval from an Approving Officer to serve as a committee or board member of a politically active non-profit organization (e.g., a 501(c)(4) entity), PAC, or any other political committee or organization.

You do not need approval, nor do you need to notify Oaktree, to serve on the board of your family’s private corporation (or your Related Person’s family’s private corporation) or any charitable, professional civic or non-profit entities (excluding 501(c)(4) organizations that participate in political campaign activity as described above and under Article IV) that are not clients of Oaktree and have no business relations with Oaktree. (You should note, however, that if you are involved with the investment activities of such an entity, that entity may become your Related Person and be subject to the policies concerning securities transaction set forth above.) Also, if you serve in a director or officer capacity which does not require advance approval or notification, but circumstances later change, which would require such approval or notification (e.g., the company enters into business relations with Oaktree or becomes a client), you must then obtain the necessary approvals and/or notify the appropriate parties. Employees should submit a Director and Officer Position disclosure form via My Compliance Center, which will route the form to the appropriate parties. You should consult with Oaktree’s Chief Compliance Officer or an Approving Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

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FIDUCIARY APPOINTMENTS

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or money management matters which involve selecting, recommending or approving investments in specific securities, without the prior approval of Oaktree’s Chief Compliance Officer or an Approving Officer. Where an Access Person has sole or overriding control or authority in selecting, recommending and approving investments in Securities, such transactions are subject to the Oaktree Personal Investment Transactions Policy.

This policy does not apply to (i) appointments involving personal or family estate planning or (ii) service on the board of a charitable, civic, or non- profit organization where the Access Person does not act as an investment adviser for the entity’s assets and has no sole or overriding control or authority in selecting, recommending and approving investments in Securities. To the extent an Access Person is appointed to serve on the investment committee of a charitable, civic, or non-profit organization that is also a client of Oaktree, such appointments must be disclosed by submitting a Request for Outside Business Activity form via My Compliance Center so that any potential conflicts can be analyzed and monitored to the extent applicable. Note that while an Access Person’s outside business activity of handling personal or family estate planning does not require pre-approval, any Securities transactions for which the Access Person has discretionary authority are subject to the Personal Transactions Investment Policy.

COMPENSATION, CONSULTING FEES AND HONORARIUMS

If you have received proper approval to serve in an outside organization or to engage in other outside employment, you may retain all compensation paid for such service unless otherwise provided by the terms of the approval. Generally, you may not retain compensation (whether in the form of cash, stock options, shares of restricted stock or other non-cash compensation) received for services on boards of directors or as officers of corporations where you serve in the course of your employment activities with Oaktree and in such instances, it is your responsibility to inform Oaktree’s Chief Compliance Officer or an Approving Officer of your receipt of any such compensation and the terms thereof. In certain limited situations (e.g., the form of compensation cannot be structured for the benefit of a fund), the Chief Compliance Officer or an Approving Officer may grant an exception to this policy. You may retain honorariums received by you for publications, public speaking appearances, instructional courses at educational institutions, and similar activities. You should direct any questions concerning the permissible retention of compensation to Oaktree’s Chief Compliance Officer or an Approving Officer.

PARTICIPATION IN PUBLIC AFFAIRS

Oaktree employees are encouraged to support community activities and political processes. Normally, voluntary efforts must take place outside of regular business hours. If voluntary efforts require corporate time, you should obtain prior approval from your Department Head. Should the voluntary efforts involve fundraising or solicitation activity in connection with a campaign for a government official, you must follow the policies and procedures outlined under Article IV above and seek prior approval of such activity. If you wish to accept an appointive office, or run for elective office, you must first obtain approval from your Department Head and then Oaktree’s Chief Compliance Officer. You must campaign for an office on your own time and may not use Oaktree’s property or services for such purpose without proper reimbursement to Oaktree. In all cases, employees participating in political activities do so as individuals and not as representatives of Oaktree. To prevent any interpretation of sponsorship or endorsement by Oaktree, you should not use either Oaktree’s name or address in material you mail or funds you collect, nor, except as necessary in biographical information, should Oaktree be identified in any advertisements or literature.

SERVING AS TREASURER OF CLUBS, CHURCHES, LODGES, OR SIMILAR ORGANIZATIONS

An employee may act as treasurer of clubs, churches, lodges, or similar organizations. However, you should keep funds belonging to such organizations in separate accounts and not commingle them in any way with your personal funds or Oaktree’s. You should consult with Oaktree’s Chief Compliance Officer or an Approving Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

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Any other outside activity or venture that is not covered by the foregoing, but that may raise questions, should be cleared with Oaktree’s Chief Compliance Officer or an Approving Officer.

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VI. OTHER EMPLOYEE CONDUCT

PERSONAL FINANCIAL RESPONSIBILITY

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from clients, or from providers of goods or services with whom Oaktree deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

TAKING ADVANTAGE OF A BUSINESS OPPORTUNITY THAT RIGHTFULLY BELONGS TO OAKTREE

Employees must not take for their own advantage an opportunity that rightfully belongs to Oaktree or its clients. Whenever Oaktree has been actively soliciting a business opportunity, or the opportunity has been offered to it or funds or accounts which are managed by such member, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Oaktree and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

•	Selling information to which an employee has access because of his/her position.

•	Acquiring any security or asset that Oaktree is known to be considering or that is within the focus of an investment strategy employed by Oaktree.

•	Receiving a commission or fee on a transaction which would otherwise accrue to Oaktree.

•	Diverting business or personnel from Oaktree.

PERSONAL DEALINGS WITH OAKTREE CLIENTS, VENDORS AND OTHER BUSINESS CONTACTS

Employees are generally prohibited from leveraging relationships with Oaktree clients, vendors and other business contacts (“Oaktree Contacts”) gained during the course of their employment for personal purposes. Personal purposes include, but are not limited to, political activities, including solicitation of contributions, and conducting non-Oaktree related business activities. In certain limited situations, employees may be permitted to conduct such activities with Oaktree Contacts, subject to the prior approval of the employee’s Department Head, the Chief Compliance Officer or an Approving Officer and, in certain circumstances, the Chief Executive Officer.

SOLICITING CHARITABLE DONATIONS

While employees are generally prohibited from leveraging relationships with Oaktree Contacts for personal purposes, you may solicit charitable donations from Oaktree Contacts, subject to the following conditions:

•	Soliciting a charitable donation from someone in exchange for business, a favor, preferential treatment and/or similar commitments or guarantees of reciprocity is strictly prohibited.

•	Neither the Oaktree employee soliciting the donation nor his or her immediate family members should personally benefit from the resulting donation.

•	Oaktree employees who are directly or indirectly involved in contract negotiations are prohibited from soliciting charitable donations from Oaktree Contacts subject to a current negotiation or RFP process.

•	Before soliciting any donations from Oaktree Contacts, all Oaktree employees must first obtain pre-approval from the Chief Compliance Officer or an Approving Officer. Pre-approval is required even if a personal relationship exists with such Oaktree Contact. In certain circumstances, Compliance will seek approval from the Global Head of Marketing (or his or designee) as well as the Chief Executive Officer.

Pre-approval requests to solicit donations from Oaktree Contacts will be evaluated for the potential conflicts, regulatory risk and/or reputational risk that the request may pose to the Firm, with full consideration of our fiduciary responsibility to Oaktree’s clients.

CORPORATE PROPERTY OR SERVICES

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to Oaktree, its funds or portfolio companies unless approved by Oaktree’s General Counsel or Chief Financial Officer. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes are also prohibited. This would include the use of inside counsel for personal legal advice absent approval from the Oaktree’s General Counsel or use of outside counsel for personal legal advice at the expense of Oaktree.

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USE OF OAKTREE-SPONSORED COMMUNICATION MEDIUMS AND STATIONERY

Employees should use their Oaktree email and other Oaktree-sponsored mediums (e.g., Bloomberg e-mail and instant messaging, Blackberry SMS texting and Microsoft Office Communicator instant messaging) (collectively, “Oaktree communication resources”) primarily for conducting Oaktree business. While occasional use of Oaktree email for personal communications is permissible, employees are prohibited from using Oaktree communication resources to conduct personal outside business activities (including those involving political, civic and charitable solicitations), which may incorrectly imply Oaktree’s sponsorship or endorsement of such activities. Use of Oaktree communication resources must also comply with Oaktree’s Computer Acceptable Use Policy (including avoiding the use of offensive or suggestive language or materials), which is incorporated by reference as if fully set out within this Code. All communications made via Oaktree communication resources are the property of Oaktree. It is never appropriate for employees to use official corporate stationery for personal correspondence or other non-Oaktree related purposes.

GIVING ADVICE TO CLIENTS

No Oaktree employee may practice law or provide legal advice to Oaktree’s clients. You should avoid statements that might be interpreted as legal advice. You should refer questions in this area to the Oaktree’s General Counsel. You should also avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility or as otherwise required in the ordinary course of your duties.

SOCIAL MEDIA POLICY

The purpose of the Oaktree Social Media Policy is to establish prudent and acceptable practices regarding the use of social media sites and to educate individuals who use social media sites of the responsibilities associated with such use. Oaktree recognizes that employees may wish to post content on the Internet via various social media sites, blogs and tools such as Facebook, Instagram, Twitter, LinkedIn, etc. (collectively referred to as “social media sites”). However, because Oaktree is subject to the rules and regulations of the securities industry, certain postings may be considered to be “investment advice,” “correspondence” or “advertising.” Additionally, postings may reflect poorly on the employee, and, by implication, may negatively impact Oaktree’s reputation. In order to address the potential risks inherent in using social media sites, Oaktree has established certain social media use requirements to which all employees must adhere, as articulated in the Social Media Policy of Oaktree’s Computer Acceptable Use Policy.

MEDIA AND SPEAKING ENGAGEMENT POLICY The purpose of the Oaktree Media and Speaking Engagement Policy is to ensure that all interactions with the media and communications during speaking engagements generally are consistent in content and tone and they do not violate applicable securities laws. Employees are required to adhere to the pre-clearance requirements for activities covered under the Media and Speaking Engagement Policy which is incorporated by reference as if fully set out within this Code.

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VII. CONFIDENTIALITY

All information relating to past, current and prospective clients is highly confidential and is not to be disclosed or discussed with anyone other than Oaktree employees under any circumstance, unless as expressly permitted by Oaktree’s Chief Compliance Officer or an Approving Officer or as outlined in Oaktree’s Compliance Manual. Additionally, Oaktree employees will come into possession of, or otherwise have access to, confidential and/or proprietary information pertaining to Oaktree’s business which has commercial value to Oaktree’s business. Consequently, all employees will be required to sign and adhere to a Confidentiality Agreement, a form of which is attached as Exhibit A.

VIII. EXEMPTIVE RELIEF

Oaktree’s Chief Compliance Officer or an Approving Officer will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained in this Code which is claimed to cause a hardship for such Access Person or which may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis, as such officers determine. Exemptions from Access Person status may also be granted to any person or class of persons such officers determine do not warrant such status. Any Access Person’s request for relief should be in writing and should state the basis for his or her request. Oaktree’s Chief Compliance Officer or any of the Approving Officers may meet, as deemed necessary, to discuss any such written request. Any such approval shall be appropriately documented and maintained by Oaktree’s Compliance department.

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IX. REPORTING OF VIOLATIONS AND SANCTIONS

Any violation of the Code or the Personal Investment Transactions Policy should be promptly reported to Oaktree’s Chief Compliance Officer or an Approving Officer, in accordance with local law requirements. Any such reports will be treated confidentially and investigated promptly and appropriately. Further, retaliation in any form by an Oaktree employee against another employee for reporting a potential violation is strictly prohibited and will, at a minimum, be deemed a violation of this Code.

All employees are encouraged to seek advice from Oaktree’s Chief Compliance Officer or an Approving Officer with respect to any action or transaction which may violate the Code or the Personal Investment Transactions Policy and should refrain from any action or transaction which might lead to the appearance of a violation.

Upon the reporting or discovery of a violation of this Code or the Personal Investment Transactions Policy, Oaktree’s Chief Compliance Officer or an Approving Officer, in consultation with other Oaktree officers as deemed necessary, may impose such sanctions as he or she deems appropriate. Generally, after the first violation of the Code or the Personal Investment Transactions Policy, you will receive a written warning. Upon the second such violation, escalation of the violation to the offending employee’s manager and the Chief Compliance Officer, a personal trading suspension, a fine, or additional training regarding the policies and procedures violated, as applicable, will typically be imposed. The process of issuing violations and sanctions noted above is a general guideline, whereby any one violation or series of violations may warrant more severe sanctions, including without limitation, a reversal of any improper transaction, more punitive monetary penalties, demotion, and suspension or termination of employment and forfeiture of benefits. Any and all sanctions to be imposed will be determined at the sole discretion of Oaktree’s Chief Compliance Officer or an Approving Officer.

X. PERIODIC COMPLIANCE REPORTING AND TRAINING

As an Access Person, you are required to complete all assigned Compliance certifications, disclosures and mandatory training and to do so in a timely manner. Absent an exemption granted to you by the Chief Compliance Officer or an Approving Officer, failure to complete such items by the prescribed deadlines constitutes a violation of the Code and/or the Personal Investment Transactions Policy, as applicable.

XI. ANNUAL COMPLIANCE CERTIFICATION

Access Persons will be required to certify annually, via My Compliance Center, that (i) they have received, have read and understand the terms of this Code, the Personal Investment Transactions Policy and any amendments thereto and that they recognize the responsibilities and obligations incurred by their being subject to this Code and the Personal Investment Transactions Policy, and (ii) they are in compliance with the requirements of this Code and the Personal Investment Transactions Policy.

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XII. EMPLOYEE CERTIFICATION

I have received, have read and understand the terms of Oaktree’s Code of Ethics and Oaktree’s Personal Investment Transaction Policy, as amended. I recognize the responsibilities and obligations to which I am subject under each document and hereby agree to observe and comply with those responsibilities and obligations.

(Signature)	(Date)

(Print Name)

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XIII. CODE OF ETHICS EXHIBITS

Exhibit A — Confidentiality Agreement

March 2017